Exhibit 10.10

Execution Copy

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”) is made and entered into this 8th day of December, 1998 (the “Effective Date”) by and between Dr. Eric D. Cole, an individual whose address is 14076 Winding Ridge Lane, Centerville, VA 20121 (“Cole”), and DayStar Technologies, Inc., a Delaware corporation whose address is 303 South Broadway, Denver, Colorado 80209 (the “Company”). Cole and DayStar are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Cole and the Company have previously entered into that certain Patent License Agreement (the “License Agreement”) dated effective as of June 15, 1996, pursuant to which Cole licensed to the Company certain rights relating to Patent No. 5,437,736 (the “Patent”).

B. Cole and the Company have previously entered into that certain Intellectual Property Assignment Agreement, dated as of April 30, 1998 (the “Assignment Agreement”), whereby Cole assigned to the Company all of his right, title and interest in and to the concentrator technology (the “Technology”) embodied in the patent application filed by Cole with the United States Patent and Trademark Office (“USPTO”), USPTO Reference No. 08/914,323 (the “Patent Application”).

C. Cole and the Company have previously entered into that certain Employee Invention Disclosure and Confidentiality Agreement dated as of May 4, 1998 (the “Inventions Agreement”) pursuant to which Cole agreed that inventions (as defined therein) were the sole and exclusive property of the Company. Cole terminated employment with the Company on June 9, 1998.

D. Cole and the Company desire to enter into this Agreement in order to amend certain provisions of the Assignment Agreement and to assign all of Cole’s right, title and interest in and to the Patent and Improvements, consistent with the requirements of the Inventions Agreement. “Improvements” shall mean any modification, variation or revision to or any new and useful process, apparatus, composition of matter, or article of manufacture derived from the Patent, the Patent Application or the Technology which was conceived by Cole prior to the execution of this Agreement and consistent with the Inventions Agreement.

E. It is the intention of the Parties that this Agreement shall supersede in its entirety the License Agreement and the Assignment Agreement, but that the Inventions Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Assignment. Cole hereby sells, conveys, assigns and transfers to the Company Cole’s entire right, title and interest in and to the Technology, the Patent, the Patent Application, and all continuation, divisional, continuation-in-part and reissue applications, the Improvements and the technology, know-how and inventions embodied therein, all foreign and United States copyright, trade secret, trademark, service mark and other ownership rights related to the Technology, the Patent and the Patent Application, including, without limitation, all documentation, software, work product, research, memoranda, market studies, trademark searches and related opinions, patent, trademark or copyright applications or registrations, whether foreign or domestic, feasibility studies, discoveries, inventions (whether conceived or reduced to practice), know-how and good will, and all agreements and contracts in connection with the use, development, maintenance, advertisement or marketing of the Patent and the Patent Application and the right to sue for past infringement of the Patent and the Technology (collectively referred to hereafter as the “Intellectual Property”). Cole has simultaneously herewith executed an assignment of the Patents and Patent Application substantially in the form of Exhibit A attached hereto for recording with the USPTO.

2. Payments to Cole. In consideration of the assignment contained herein, the Company agreed to pay Cole the following:

(a) Assignment Fee. $30,000 within 24 months after the date of this Agreement.

(b) Royalty. On the fifteenth day following the end of each calendar quarter during the term of this Agreement, commencing with the first calendar quarter ending after the date of this Agreement, the Company shall pay Cole a royalty (the “Royalty”) equal to the sum of:

(i) Twenty percent (20%) of the first $1,000,000 of: (A) gross royalties collected by the Company after the Effective Date for licenses granted by the Company to the Intellectual Property or (B) from the gross proceeds received from the Sale of the Intellectual Property (as hereinafter defined) after the Effective Date (the gross royalties and gross proceeds hereafter referred to as the “Fees”); fifteen percent (15%) of the second $1,000,000 of such Fees collected after the Effective Date; and ten percent (10%) of all remaining Fees collected after the Effective Date; provided, however, that Cole shall not be entitled to a Royalty with respect to any Sale of the Intellectual Property (AA) as to which he has exercised his right of first refusal as set forth in Section 6, or (BB) in connection with which the Company is dissolved and its assets liquidated; and

(ii) Two percent (2%) of the gross revenues collected from any and all products produced and sold by the Company covered by the claims of either or both the Patent or the Patent Application.

(c) The term “Sale of the Intellectual Property” shall mean a transfer of all of the Company’s right, title and interest in and to all or any part of the Intellectual Property in consideration of the receipt by the Company or its shareholders solely of cash or promissory notes, whether by a sale of the asset or by merger or consolidation. If the

Intellectual Property is sold in connection with the sale of other assets of the Company, the amount of consideration allocable to the Sale of the Intellectual Property shall equal the amount allocated to the Intellectual Property by the parties to such sale. Such allocation shall be binding on the Parties for purposes of determining any Royalty payable under Section 2(b)(i)(B) or the purchase price for purposes of Section 6 of this Agreement.

(d) In the event any product produced by the Company contains intellectual property in addition to the Intellectual Property, whether licensed by the Company from a third party or developed by the Company, the Royalty specified in the foregoing subsection (ii) payable to Cole shall be reduced to reflect the relative contribution of the Intellectual Property to the product. By way of example, if it is determined that the Intellectual Property’s relative contribution to the product is 50%, then Cole shall be entitled to a Royalty of 1%. The determination of the relative contribution of the Intellectual Property to the product shall be made in good faith by the Company, and the Company shall give written notice to Cole of such determination, which notice shall contain a detailed explanation of the basis for such determination. If Cole disagrees with such determination, he shall furnish written notice of his objections to the Company within 30 days after his receipt of the Company’s written notice. Thereafter, the Company and Cole shall use their reasonable efforts to resolve any differences for a period of 60 days after the Company’s receipt of the Cole notice. If the Parties are unable to agree within such 60-day period, thereafter the Parties shall submit the determination of the relative contribution of the Intellectual Property to the product to binding arbitration in Denver, Colorado. The Company shall reimburse Cole for transportation, meals and lodging expenses incurred by during the hearing phase of any such arbitration.

(e) The Company and Cole shall use their good faith efforts to agree upon a single arbitrator selected by the mutual agreement of the Parties from the panel of arbitrators of the American Arbitration Association of Denver, Colorado, or its successor. If the parties are unable to agree on a single arbitrator, the number and identity of the arbitrators shall be determined in accordance with the rules and practices of the American Arbitration Association from time to time in force. The arbitration shall be conducted in accordance with the rules and practices of the American Arbitration Association, except that if such rules and practices differ from the Colorado state rules of civil procedure or any other provisions of such state’s laws then in effect, such state rules and law shall govern. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of one party if notice of the proceeding has been given to such party. The Parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all Parties to the extent and in the manner provided by the Colorado state rules of civil procedure. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party’s property, as a basis of judgment. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such matter.

(f) In no event shall the Royalty payable to Cole pursuant to Section 2(b)(ii) be reduced to less than 0.5%.

(g) Except as set forth in Section 2(h) below, the Royalty set forth in this Section 2(b) shall be payable to Cole until the expiration of the Patent or any patent issued pursuant to the Patent Application or any continuation, continuation in part, divisional, or foreign application claiming the priority of the Patent, Patent Application or any continuation, continuation in part or divisional thereof so long as there is a U.S. counterpart with an unexpired term remaining.

(h) Termination of Royalty and Obligations under Sections 6, 7 and 8. The Company’s obligations to pay the Royalty to Cole shall terminate upon the occurrence of any of the following events:

(i) the sale to any single purchaser or related group of purchasers, in one transaction or a series of related transactions, of all of the outstanding Class A Common Stock of the Company (or all of the Common Stock of the Company issued upon conversion of the same),

(ii) the Sale of the Intellectual Property, whether alone or in conjunction with the sale of all or substantially all of the assets of the Company; provided that if the Sale of the Intellectual Property consists of the sale of the Company’s entire right, title and interest in and to only a part of the Intellectual Property, the obligation to pay the Royalty shall terminate as to the Intellectual Property that is sold but shall continue as to the Intellectual Property that is not sold; or

(iii) the grant to Cole of a license pursuant to Section 7 hereof,

(i) The Company’s obligation to pay the Royalty shall terminate with respect to the events specified in the foregoing subsections (h)(i) and (h)(ii) as of the closing date of such sale (or, in the case of a series of transactions, the closing of the final sale) and, with respect to the event specified in subsection (h)(iii) above, upon Cole’s receipt of such license.

(j) Upon the closing of the first to occur of any event described in subsection (h), including the first event in a series of related transactions, the Company’s obligations under Sections 6, 7 and 8 below shall terminate and be of no further force or effect; provided that if the Sale of the Intellectual Property consists of the sale of the Company’s entire right, title and interest in and to only a part of the Intellectual Property, Cole’s rights under Section 6 shall continue as to the Intellectual Property that is not sold.

(k) Upon the Cole Entity’s receipt of the license referred to in subsection (h)(iii), the Company’s obligations under Sections 6 and 8 below shall continue.

3. Documents and Materials. Upon execution hereof, Cole shall deliver to the Company all tangible documents and materials in connection with the Intellectual Property, including, without limitation, existing documentation, specifications and performance characteristics and design information related to the Intellectual Property. At the request of the Company, Cole agrees to provide the Company with reasonable documentation of all items of Intellectual Property and inventions (as defined in the Inventions Agreement) assigned by him to the Company pursuant to this Agreement or that is owned by the Company pursuant to the Inventions Agreement and that has not been previously documented.

4. Representations and Warranties of Cole. Cole represents and warrants to the Company that: (a) Cole owns all right, title and interest in and to the Intellectual Property; (b) Cole has full power and authority to enter into this Agreement; (c) this Agreement is enforceable against Cole in accordance with its terms; (d) this Agreement does not violate any agreement or contract to which Cole is a party or by which the Intellectual Property is bound; (e) the Intellectual Property is not subject to any liens or encumbrances; (f) this Agreement provides for the assignment of all rights and property to the Company to enable the Company to own, operate, enhance or modify the Intellectual Property; and (g) there are no claims pending or threatened against Cole or any other person relating to the Intellectual Property.

5. Indemnification and Set-Off

(a) Indemnification. Cole agrees to indemnify and hold the Company, and its directors, officers, shareholders, employees and agents harmless against and in respect of (a) any and all damages resulting from any misrepresentation, breach of representation, or warranty or nonfulfillment of any agreement on the part of Cole under this Agreement; and (b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and other expenses (including reasonable legal fees) incident to any of the foregoing.

(b) Notice of Claims for Indemnification. Notice of any claims desired to be asserted by the Company against Cole with respect to any matter for which the Company claims indemnification pursuant to this Section shall be served by the Company upon Cole promptly. Any such notice shall set forth in reasonable detail the basis for the claim asserted. Within 20 days following its receipt of such notice, Cole shall send written notice to the Company stating:

(i) Whether in his view the claim is one for which the Company is entitled to indemnification (a “Covered Claim”), and

(ii) If he acknowledges that the claim is a Covered Claim whether he chooses to dispute its validity by participating in any defense of any action brought by a third party with respect to such claim.

If Cole fails to furnish such notice with such 20-day period, such failure shall constitute his agreement that the claim is a “Covered Claim” and his election not to participate in the defense of any action on the Claim.

If Cole fails to furnish such notice or states in such notification that the claim is not a Covered Claim or that he declines to dispute the validity of said Claim, the Company may defend or settle the claim without the participation of Cole, reserving any rights it might have with respect to indemnification. If Cole acknowledges that the claim is a Covered Claim, then Cole may participate, at his own cost and expense, in any discussions and proceedings relating thereto, provided that he has so notified the Company of his intention to do so in such notice.

Any settlement or compromise made by the Company in accordance with this Section 5 without the participation of Cole or any final judgment or decree entered in any claim, suit or action defended only by the Company alone shall be deemed to have been consented to by, and shall be obligatory and binding upon, Cole as fully as if Cole alone had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim by a court of competent jurisdiction for the amount of such settlement or compromise, satisfaction, judgment or decree, subject only to the right of Cole to dispute that any such claim is a Covered Claim if, but only if, Cole has served the proper notice within the proper time asserting that the claim is not a Covered Claim.

6. Right of First Refusal.

(a) In the event of a proposed Sale of the Intellectual Property (as defined in Section 2(c)), Cole shall have the right of first refusal to purchase the Intellectual Property on the same terms as offered to an unrelated, unaffiliated third party for the Intellectual Property.

(b) The Company shall deliver notice (the “Transfer Notice”) to Cole of such pending sale, together with all of the terms of such sale, and Cole shall thereafter have 10 days in which to deliver written notice to the Company of his intention to exercise the right of first refusal. The closing of any purchase by Cole of the Intellectual Property pursuant to this Section 6 shall occur no later than 30 days following receipt by the Company of Cole’s written election to purchase.

(c) In the event Cole determines not to exercise the right of first refusal contained in this Section 6, the Company shall have 90 days to transfer the Intellectual Property to the unrelated, unaffiliated third party specified in the Transfer Notice, provided that the terms of such transfer are no more favorable to the third party than those offered to Cole in the Transfer Notice.

(d) If the Company fails to transfer the Intellectual Property to such third party within 90 days, prior to any attempted subsequent transfer of the Intellectual Property, it shall comply with the terms of this Section 6.

7. Non-exclusive License. In the event the Company fails (a) to make any payment due and owing to Cole within 15 days after notice by Cole to the Company that the Company is in default of any payment obligations hereunder, or (b) fails to earn at least $50,000 in gross revenues subject to royalties as stated in Section 2(b) within 48 months of the Effective Date and at least $50,000 in gross revenues subject to royalties as stated in Section 2(b) for each of the two twelve month periods thereafter, then an entity designated by Cole in which Cole owns not less than 51% of the voting equity interests (the “Cole Entity”) shall have the right to request from the Company, and the Company shall grant to the Cole Entity. a non-exclusive, non-transferable license to practice the Patent and any patent issued pursuant to the Patent Application in the form as is attached hereto as Exhibit B upon Cole’s satisfaction of the following conditions precedent:

(i) The Cole Entity shall pay to the Company a license fee of $20,000, provided that the Company is not in default of its royalty obligations under Section 2(b); if the Company is in default of such obligation, then the Cole Entity shall be entitled to offset any of the Company’s defaulted payment obligations against the $20,000 license fee and any balance shall remain due and payable by the Company.

(ii) Cole shall furnish to the Company a balance sheet of the Cole Entity, as of a date within 10 days of the request to grant the license, audited by independent public accountants, showing a tangible net worth of not less than $200,000;

(iii) Cole shall have converted all shares of Class A Common Stock of the Company owned by him into shares of Common Stock;

(iv) Cole shall have requested such license within 60 days after his receipt of notice pursuant to subsection (v) below of the occurrence of the event triggering his right to receive such license. If Cole shall fail to make such request within 60 days after such notice, his rights as to that triggering event under this subsection shall terminate and be null, void and of no further force or effect. The occurrence of another triggering event thereafter shall entitle Cole to request or receive such a license as to that event; and

(v) The Company shall inform Cole of the occurrence of a triggering event within 30 days after its occurrence and shall inform Cole of his rights under this Section 7 as to such event;

PROVIDED, HOWEVER, THAT if the triggering event is the failure to meet either the $50,000 gross revenue threshold for the 48 months following the date hereof or the $50,000 gross revenue threshold for each of the two twelve-month periods thereafter, the Company shall have the right to pay to Cole in cash $30,000 in lieu of the satisfaction of those requirements. Upon such payment, Cole shall not have the right to receive the foregoing license, and the triggering events specified in Section 7(b) above shall no longer be of any force or effect.

8. Prosecution of Patent Applications; Maintenance Fees. The Company shall have the right, to be exercised at its discretion, to file, prosecute and maintain all patent applications that are the property of the Company and shall have the right, to be exercised at its discretion, to determine whether and where to file a patent application, or to abandon the prosecution or maintenance of any patent or patent application for inventions or property of the Company. If the Company decides not to file, prosecute, or maintain any patent or patent application for which Cole is an inventor or joint inventor, the Company shall notify Cole of its decision 30 days in advance of the relevant patent office deadline and Cole shall have the right to file, prosecute or maintain the patent or patent application. Upon receiving timely notice from the Company of the Company’s decision not to file, prosecute or maintain the patent or patent application, Cole shall be responsible for any extension of time fees associated with filing, prosecuting or maintaining the patent or patent application. Cole agrees to cooperate with and to assist the Company in the preparation and filing of all such patent application, including, without limitation, releasing information and documents and executing necessary documents related thereto. Cole shall further cooperate with and assist the Company in the protection and enforcement of the Intellectual Property as reasonably requested by the Company. The Company will compensate Cole at $100 per hour plus expenses for his time spent in rendering such cooperation and assistance if requested by the Company, except for Cole’s execution of necessary documents or review of patent applications, as to which Cole shall not be entitled to receive any compensation.

9. Miscellaneous.

(a) No Partnership. It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability.

(b) Further Assurances. Cole agrees to cooperate with the Company in providing further information and executing any further documents necessary or desirable to effect the terms of this Agreement. The Company will compensate Cole at $100 per hour plus expenses for his time spent in rendering such cooperation and assistance if requested by the Company and if unrelated to prosecuting the Patent Application, except for Cole’s execution of necessary documents or review of patent applications, as to which Cole shall not be entitled to receive any compensation.

(c) Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado without reference to its conflict-of-laws principles. This Agreement’s final form resulted from review and negotiations among the Parties and their attorneys, and no part of this Agreement should be construed against any Party because of authorship.

(d) Recording. Exhibit A to this Agreement shall be recorded with the USPTO promptly following execution hereof.

(e) Forum for Dispute Resolution. If any dispute arises among the Parties concerning the interpretation or performance of any portion of this Agreement which the Parties are unable to resolve themselves, and any Party brings an action against any other Party seeking a declaratory order, specific performance, damages or any other legal or equitable relief based on this Agreement, the Parties agree that the forum for any such action shall be an appropriate federal or state court in Colorado having jurisdiction, and further agree that the prevailing Party in any such action, as determined by the court, shall be awarded its reasonable attorneys’ fees and costs in addition to any relief or judgment the court awards.

(f) Entire Agreement; Amendment. This Agreement, together with exhibits, constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes any previous oral or written communications, representations, understandings or agreements with respect thereto, except that certain provisions of the Inventions Agreement shall remain in full force and effect as set forth in Section 8 of the Inventions Agreement. To the extent that any of the provisions of the Inventions Agreement that survived the termination of Cole’s employment on June 9, 1998 by virtue of said Section 8 are inconsistent with any of the provisions of this

Agreement, the terms and provisions of this Agreement shall be deemed to have superseded any such conflicting provisions of the Inventions Agreement. Provisions in this Agreement shall be considered in conflict with any surviving provisions of the Inventions Agreement only if the two provisions require inconsistent results. The terms of this Agreement may be modified only in writing, signed by authorized representatives of both Parties.

(g) Successors and Assigns; Assignability. This Agreement will be binding upon the Parties’ respective successors and permitted assigns. The Company may assign this Agreement to any person without the prior written consent of Cole. This Agreement may not be assigned by Cole without the prior written consent of the Company.

(h) Notice. Any notice, request, consent, demand or other communication required to be given under this Agreement will be in writing and will be given by mailing the same, first-class, postage prepaid to the appropriate set forth on the first page of this Agreement or to such other person or at such other address as may hereafter be designated by like notice. Notices by mail will be considered delivered and become effective three (3) days after the mailing thereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

/s/ ERIC D. COLE
DR. ERIC D. COLE

DAYSTAR TECHNOLOGIES, INC., a Delaware corporation

By	/s/ JOHN R. TUTTLE
Name:	John R. Tuttle
Title:	President

EXHIBIT B

NONEXCLUSIVE LICENSE AGREEMENT

This non-exclusive License Agreement (the “Agreement”), executed to be effective as of                 ,         , is by and between                                 , a                                  corporation the “Cole Entity”) not less than 51% of whose voting interests are owned by Dr. Eric D. Cole, an individual (“Cole”), Cole and DayStar Technologies, Inc., a Delaware corporation (“the Company”). Cole, Cole Entity and the Company are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Cole and the Company have previously entered into that certain Intellectual Property Assignment Agreement, dated December 8, 1998 (the “Assignment”), pursuant to which Cole assigned to the Company all of his right, title and interest in and to certain Intellectual Property (as defined in the Assignment).

B. Pursuant to the Assignment, upon the occurrence of certain events, the Company agreed to grant the Cole Entity a non-exclusive, non-transferable license to use the Licensed Patents (as defined herein).

C. Such events have occurred, and the Company desires to grant Cole Entity a non-exclusive, non-transferable license to use the Licensed Patents.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the sufficiency of which is hereby acknowledged, the Parties as follows:

1. DEFINITIONS

(a) “Pending Patent Application” shall mean U.S. Patent Application Serial No. 08/914,323.

(b) “Licensed Patents” shall mean (i) any unexpired patent issuing from the Pending Patent Application or any divisional, continuation, continuation-in-part, reissue, or reexamination United States or foreign patent application claiming priority from the Pending Patent Application and (ii) U.S. Patent No. 5,437,736.

(c) “Technology” shall mean all ideas, concepts, information, techniques and inventions relating to the subject matter of the Pending Patent Application and Licensed Patents, whether or not patentable.

(d) “Improvements” shall mean any modification, variation or revision to or any new and useful process, apparatus, composition of matter, or article of manufacture derived from the Technology, which is conceived by Cole, the Cole Entity or DayStar subsequent to the execution of this Agreement.

2. GRANT; ROYALTY

(a) Grant of License; Disclaimer. The Company hereby grants to Cole Entity a non-exclusive, worldwide, non-transferable right and license to practice any method embodying any portion of the claims of the Licensed Patents. Nothing contained herein is intended nor shall it be construed to grant to Cole Entity any right to manufacture any products developed by the Company utilizing the Technology.

(b) No Sublicense or Transfer of Licensed Patents. Cole Entity may not sublicense or transfer the Licensed Patents to any other person or entity.

(c) Royalty. On the fifteenth day following the end of each calendar quarter during the term of this Agreement, commencing with the first calendar quarter ending after the date of this Agreement, Cole Entity shall pay the Company a royalty (the “Royalty”) equal to two percent (2%) of the gross revenues collected from any and all products produced and sold by Cole Entity covered by the claims of either or both the Patent or the Patent Application.

(d) In the event any product produced by Cole Entity contains intellectual property in addition to the intellectual property embodied in the Licensed Patents, whether licensed by the Cole Entity from a third party or developed by the Cole Entity, the Royalty payable to the Company shall be reduced to reflect the relative contribution of the Licensed Patents to the product. By way of example, if it is determined that Licensed Patents’ relative contribution to the product is 50%, then the Company shall be entitled to a Royalty of 1%. The determination of the relative contribution of the Licensed Patents to the product shall be made in good faith by the Cole Entity, and the Cole Entity shall give written notice to the Company of such determination, which notice shall contain a detailed explanation of the basis for such determination. If the Company disagrees with such determination, it shall furnish written notice of its objections to the Cole Entity within 30 days after its receipt of the Cole Entity’s written notice. Thereafter, the Cole Entity and the Company shall use their reasonable efforts to resolve any differences for a period of 60 days after the Cole Entity’s receipt of the Company’s notice. If the Parties are unable to agree within such 60-day period, thereafter the Parties shall submit the determination of the relative contribution of the Licensed Patents to the product to binding arbitration in Denver, Colorado. The Company shall reimburse Cole for transportation, meals and lodging expense incurred by during the hearing phase of any such arbitration.

(e) The Cole Entity and the Company shall use their good faith efforts to agree upon a single arbitrator selected by the mutual agreement of the Parties from the panel of arbitrators of the American Arbitration Association of Denver, Colorado, or its successor. If the Parties are unable to agree on a single arbitrator, the number and identity of arbitrators shall be determined in accordance with the rules and practices of the American Arbitration Association from time to time in force. The arbitration shall be conducted in accordance with the rules and practices of the American Arbitration Association, except that if such rules and practices differ from the Colorado state rules of civil procedure or any other provision of such state’s laws then in effect, such state rules and law shall govern. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of one Party if notice of the proceeding has been given to such Party. The Parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all Parties to the extent and in the manner provided by the Colorado state rules of civil procedure. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the Party against whom such award is rendered or such Party’s property, as a basis of judgment. No Party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such matter.

(f) In no event shall the Royalty payable to the Company pursuant to Section 2(c) be reduced to less than 0.5%.

(g) The Royalty shall be payable to the Company until the expiration of the Patent or any patent issued pursuant to the Patent Application or any continuation, continuation in part, divisional, or foreign application claiming the priority of the Patent, Patent Application or any continuation, continuation in part or divisional thereof so long as there is a U.S. counterpart with an unexpired term remaining.

3. OWNERSHIP AND DISCLOSURE OF LICENSED PATENTS AND THE TECHNOLOGY

(a) Ownership of Licensed Patents. The Company shall exclusively own all rights in and to the Licensed Patents and the Technology, including patent rights, trade secrets, copyrights and other intellectual property rights.

(b) Ownership of Improvements. All Improvements created or otherwise developed subsequent to the execution of this Agreement, including but not limited to copyrights, trade secrets, maskworks, trademarks, and know-how, shall be the sole property of the Party creating or otherwise developing that Improvement and, if developed jointly by the Parties, shall be the joint property of the Parties.

4. NO REPRESENTATIONS OR WARRANTIES OR INDEMNIFICATION.

(a) No Representations or Warranties. The Company makes no representations and disclaims all warranties relating to, and assumes no responsibility for:

(i) The validity of the Licensed Patents;

(ii) The freedom of Cole Entity to use the License granted hereunder without interfering with or infringing the rights of any third party; and

(iii) The safety or suitability for any purpose of the license granted hereunder.

THE COMPANY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE USEFULNESS OR PERFORMANCE OF THE LICENSED PATENTS, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) Release/Indemnification. Each of Cole and Cole Entity hereby releases the Company, its directors, officers, shareholders, agents and employees from and against any responsibility for, and agrees to defend, indemnify and otherwise hold harmless the Company, its directors, officers, shareholders, agents and employees from and against any claim, demand, loss, liability and expense (including, without limitations, attorneys’ fees and disbursements), arising in any way from or relating in any way to usage by Cole Entity of the Licensed Patents or of other activities of Cole or Cole Entity relating to this Agreement.

(c) No Consequential Damages. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY TYPE TO COLE OR COLE ENTITY OR ANY CUSTOMER OF COLE ENTITY.

(d) Maintenance. The Company shall have the right, to be exercised at its discretion, to maintain or abandon maintenance of the issued patent, foreign or domestic, that is the property of the Company. If the Company decides not to maintain any patent for which Cole is an inventor or joint inventor, the Company shall notify Cole Entity of its decision 30 days in advance of the relevant patent office deadline and Cole Entity shall have the right to maintain the patent. Upon receiving timely notice from the Company of the Company’s decision not to maintain the patent, Cole Entity shall be responsible for any extension of time fees associated with maintaining the patent.

5. CONFIDENTIALITY

(a) Confidentiality Obligations. Each Party agrees to maintain as confidential all information relating to the Pending Patent Application and each Party specifically shall:

(i) limit access to information relating to the Pending Patent Application to only those employees of the Party having a need to know of it for the purpose of this Agreement;

(ii) not disclose information relating to the Pending Patent Application to any third party without the prior written consent of the Company (which consent shall not be withheld unreasonably); provided, however, that any such disclosure to a third party shall be made only in confidence to the third party with an expressed understanding of the third party that the third party is not to disclose the information to others.

(b) Exceptions to Obligations. Nothing contained in Paragraph 5(a) shall in any way restrict or impair a Party’s right to use, disclose or otherwise deal with any information which:

(i) is or becomes publicly known through no fault or wrongful act of the Company, Cole or Cole Entity, including through publication of a patent or patent application; or

(ii) is received from a third party, but only to the extent rightfully permitted by the third party.

No portion of any information relating to the Licensed Patents shall be deemed to be within any of the exceptions of Paragraph 5(b) solely on the basis that more general information of a corresponding nature is within any of such exceptions, or on the basis that elements of that portion of any information relating to the Pending Patent Application are independently within any of the exceptions or on the basis that elements of that portion of any information relating to the Pending Patent Application are within any of the exceptions in a combination not substantially similar to that portion of the Pending Patent Application.

6. ENFORCEMENT

If any of the Parties becomes informed that a third party is infringing any of the Licensed Patents, such Party shall notify promptly the other Parties. The Company shall have the right, at its own expense, to enforce such patent, and if it bears all expenses associated therewith, to control the course of any such proceedings and to retain any resulting recovery.

7. TERM/TERMINATION.

(a) Term. Subject to the early termination provisions of Section 7(b) below, the terms of this Agreement shall be for the life of the Patent or any patent issued pursuant to the Patent Application.

(b) Early Termination. This Agreement shall terminate automatically prior to the term set forth in Section 7(a) above in the event of any of the following:

(i) A material breach by Cole or Cole Entity of this Agreement that is not cured within thirty (30) days after receipt of written notice from the Company which sets forth the basis of the material breach and the Company’s intent to terminate this Agreement due to the material breach;

(ii) To the extent permitted by law, initiation of any bankruptcy or insolvency proceeding by Cole Entity.

(iii) Purported assignment or transfer of this Agreement by Cole Entity, or any part thereof, in contravention to this Agreement.

(c) Effect of Termination. In the event of an early termination pursuant to Section 7(b) above, Cole Entity shall have no right or license to use the Licensed Patents. The provisions under Articles 1, 3, 4, 5, 6 and 8 survive termination of this Agreement.

8. MISCELLANEOUS

(a) Assignment. This Agreement is and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Company may assign this Agreement to any third party without the prior written consent of Cole or Cole Entity. This Agreement may not be assigned by Cole Entity except to an entity not less than 51% of whose voting equity interests are owned by Cole and which agrees to be bound by the terms of this Agreement. Without the prior written consent of the Company, any reduction in ownership by Cole of his voting interests in Cole Entity below 51% shall constitute a prohibited assignment hereunder.

(b) Amendments. No variation, amendment modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by the Parties hereto.

(c) No Partnership. It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability.

(d) Further Assurances. The Company agrees to cooperate with Cole and Cole Entity in providing further information and executing any further documents necessary or desirable to effect the terms of this Agreement. Cole and Cole Entity will compensate the Company at $100 per hour plus expenses for time spent in rendering such cooperation and assistance if requested by Cole or Cole Entity, except for the Company’s execution of necessary documents or review of patent applications, as to which the Company shall not be entitled to receive any compensation.

(e) Governing Law and Choice of Forum. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado. If any dispute arises among the Parties concerning the interpretation or performance of any portion of this Agreement which the Parties are unable to resolve themselves, and any Party brings an action against any other Party seeking a declaratory order, specific performance, damages or any other legal or equitable relief based on this Agreement, the Parties agree that the forum for any such action shall be an appropriate federal or state court in Colorado having jurisdiction, and further agree that the prevailing Party in any such action, as determined by the court, shall be awarded its reasonable attorneys’ fees and costs in addition to any relief or judgment the court awards.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(g) Waiver. Each Party agrees that any delay or omission on the part of the other Party to enforce any right under this Agreement will not automatically operate as a waiver of such right or any other right, and a waiver of any right by a Party hereunder on one occasion will not be construed as a bar to or a waiver of any right on any other occasion.

(h) Severability. Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable aw or policy, such provision will be severed and modified by the court to the extent necessary to comply with the applicable law or policy and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

DR. ERIC D. COLE

DAYSTAR TECHNOLOGIES, INC., a Delaware corporation

By
John R. Tuttle, President

(Cole Entity)

By